Exhibit 99.2

PART I

ITEM 2. PROPERTIES

Explanatory Note: This Exhibit 99.2 is being filed by Cardtronics, Inc. (the “Company”) to recast certain financial information contained in its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2015 (the “2015 Annual Report”). This Exhibit 99.2 does not reflect events occurring after the filing of the 2015 Annual Report and does not modify or update the disclosures therein in any way, other than to present retrospectively the current operating segment structure. For significant developments which have occurred subsequent to the filing of the 2015 Annual Report, refer to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016 and other filings made by the Company with the Securities and Exchange Commission.

Our North America segment includes offices throughout the U.S., Mexico, and Canada. The principal executive offices utilized by our North America and Corporate & Other segments are located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. We lease 62,249 square feet of office space for our principal executive offices.

Specifically related to our North America segment, we lease 44,258 square feet of office and warehouse space in north Houston and other office space in Bethesda, Maryland; Whippany, New Jersey; Minnetonka, Minnesota; Portland, Oregon; Rohnert Park, California; Chandler, Arizona; Peoria, Illinois; Bloomington, Illinois; and St. Louis, Missouri for other regional offices. Our North America segment also leases office space in Mexico City, Mexico; Lethbridge, Alberta; and Ottawa, Ontario.

In Europe, we lease office spaces in and near London, U.K. for our ATM operations and various other locations throughout the U.K. to support our cash-in-transit operations and other business activities. In Germany, we lease office space in Trier. For our i-design ATM advertising operations, we lease office space in Dundee, Scotland.

We also lease 44,778 square feet in the Dallas, Texas area, where we manage our EFT transaction processing operations in support of our Corporate & Other segment.

Our facilities are leased pursuant to operating leases for various terms and we believe they are adequate for our current use. We believe that our leases are at competitive or market rates and do not anticipate any difficulty in leasing suitable additional space upon expiration of our current lease terms.